UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 6, 2014

CAM Group, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-33907	57-1021913
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 Shengli Avenue North, Jixing Building, Shijiazhuang Hebei Province, P.R. China	050041
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(86) 311-86964264

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 6, 2014 the board of directors of CAM Group, Inc. appointed Renchang Ma and Zhaohui Ma to the Board. Following are biographical information on the two new directors, each of whom will serve until the next annual meeting of our stockholders, or their earlier resignation or removal:

Renchang Ma. Mr. Renchang Ma, 41, has been employed by Hebei Supply and Marketing Cooperative Association since 1994, serving as general manager assistant since March 2011. Prior to being named to this position, he also served as manager of the fertilizer trading company, deputy manager of the fertilizer trading company and an accountant in the finance department. Mr. Ma, a statistics major, graduated from the Hebei Supply and Marketing School in June 1994.

Zhaohui Ma. Mr. Zhaohui Ma, 41, has been employed by Hebei Supply and Marketing Cooperative Association since 1992, serving as human resource manager since January 2009. Prior to being named to this position, he has also served in a variety of positions including as office director in the general manger office, deputy office director in general manager office, manager in trading company, deputy manager of the trading company and an accountant in the finance department. Mr. Ma, a statistics major, graduated from the Hebei Supply and Marketing School.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAM Group, Inc.

Date: January 10, 2014	By:	/s/ Kit Ka
Kit Ka, Chief Executive Officer